Schedule 5.17

Liens

1. Hudson Technologies Company

A. Mortgages: Commercial Mortgage dated May 27, 2005 against premises located at 3402 North Mattis Ave., Champaign, Illinois, in favor of Busey Bank, recorded on June 2, 2005, as Instrument No. 2005R14874, in the Office of the Champaign County Recorder. See Schedule 5.18.

B. Financed - Equipment Loans/Capital Leases (as of 3/31/06)

Item	Lien Holder	Balance	Payment	Expire

Ford LCF Truck (NY)	Ford Credit	36,307	$906.04/mo.	March 2011
Ford Truck ( WA)	Ford Credit	37909	914.73 /mo	June 2011
Ford Truck (IL)	Ford Credit	36,871	889.68 /mo	June 2011
Ford Truck (NY)	Ford Credit	37,508	905.06 /mo	June 2011
Ford Truck (NC)	Ford Credit	35,687	861.12 /mo	June 2011
Ford Truck (LA)	Ford Credit	38,493	913.83 /mo	June 2011
Ford Truck (NY)	Ford Credit	32,649	643.13 /mo	Aug 2011
Load Scales (IL)	GE Capital/Fairbanks Scales	$16,259	$110150/mo.	August 2008
Forklift (IL)	DeLage Landen	$13,595	$524.84	November 2009
Phone System	Wells Fargo	$,2,050	$304.62	December 2007

C. Operating Leases

Item	Lessee	Payments (incl. tax)	Expire

Chassis for ISO containers	Matlack Leasing	$10/day/chassis	month to month
Mail Machine (NY)	Pitney Bowes	$199.58/quarter	7/10/07
Mail Machine (Orangeburg)	Pitney Bowes	$183.60/quarter	12/10/11
Mail Machine (IL)	Pitney Bowes	$105.00/quarter	2/20/09
Mail Machine (NC	Pitney Bowes	$64.32/quarter	month to month
Mail Machine (NH)	Neopost	$166.86/quarter	3/18/08
Copier (NY)	Konica/Minolta	$781.60/mo.	4/30/07 - will be purchased at lease end

Schedule 5.18

Indebtedness

1. Obligations of Parent, Hudson Technologies, Inc.

B. Other Debt:

i. Premium Finance Agreement with A.I. Credit Corp. in the amount of $61,690.17, representing financed premium on Directors and Officers liability policy, covering period 11/1/06 through 11/1/07, requiring 9 equal payments of principal and interest, in the amount of $6,854.49, through 4/1/06

ii. Premium Finance Agreement with Bank Direct Capital Finance in the amount of $282,951.90, representing financed premiums on the Company's general liability, pollution, contractor's pollution, workers compensation and umbrella insurance policies, covering the period 4/27/07 through 4/27/08, and requiring 11 equal monthly payments of principal and interest in the amount of $25,722.90 through 3/27/08.

iii. Premium Finance Agreement with Euler Hermes ACI in the amount of $21,881.25, representing financed premiums on the A/R Credit Indemnity Policy, covering the period 6/1/07 through 6/1/08, and requiring 3 quarterly payments of principal and interest in the following amounts: $7,440.82 on 9/1/07; $7,586.30 on 12/1/07; and $7,731.77 on 3/1/08.

2. Obligations of Borrower, Hudson Technologies Company

A. Unsecured Obligations - None

B. Additional Secured Debt/Equipment financing (excluding outstanding Keltic debt):

Item	Lien Holder	Balance	Payment	Expire

Mortgage on Champaign, IL	Busey Bank	$877,426	$8,495/mo	June 2020
Ford LCF Truck (NY)	Ford Credit	36,307	$906.04/mo.	March 2011
Ford Truck ( WA)	Ford Credit	37909	914.73 /mo	June 2011
Ford Truck (IL)	Ford Credit	36,871	889.68 /mo	June 2011
Ford Truck (NY)	Ford Credit	37,508	905.06 /mo	June 2011
Ford Truck (NC)	Ford Credit	35,687	861.12 /mo	June 2011
Ford Truck (LA)	Ford Credit	38,493	913.83 /mo	June 2011
Ford Truck (NY)	Ford Credit	32,649	643.13 /mo	Aug 2011
Load Scales (IL)	GE Capital/Fairbanks Scales	$16,259	$110150/mo.	August 2008
Forklift (IL)	DeLage Landen	$13,595	$524.84	November 2009
Phone System	Wells Fargo	$,2,050	$304.62	December 2007

Schedule 5.21

Environmental Matters

(a) (i) The Borrower is a refrigerant services company providing innovative solutions to recurring problems within the refrigeration industry. The Borrower's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, including (i) refrigerant sales, (ii) RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants and (iii) reclamation of refrigerants. The Company's products and services are centered around refrigerants of all types, including, without limitation, Chlorofluorocarbons (CFC's), Hydrochlorofluorocarbons (HCFC's), Hydrofluorocarbons (HFC's), and Anhydrous Ammonia. A listing of materials currently designated as "refrigerants" are set forth in Tables I and II of ASHRAE Standard 34. Most refrigerants handled, processed or sold by the Borrower are classified as hazardous materials and some are classified as hazardous substances.

(ii) All of the Borrower's facilities, except for the Pearl River, New York and Fremont, New Hampshire facilities, are used for the transportation. Storage and handling of various refrigerants at the facilities, including Chlorofluorocarbons (CFC's), Hydrochlorofluorocarbons (HCFC's), Hydrofluorocarbons (HFC's). Most refrigerants handled, processed or sold by the Borrower are classified as hazardous materials and some are classified as hazardous substances. Additionally, the Borrower's facility located at Champaign, Illinois is classified as a small waste generator and generates and stores small amounts of hazardous waste representing, primarily, spent laboratory chemicals used in the Borrower's refrigerant testing laboratories. The Borrower's refrigerant reclamation activities are performed our of its Champaign, Illinois facility. The Borrower also operates the following activities out of the Champaign, Illinois facility, all of which are related to, and/or ancillary to, its refrigerant reclamation and refrigerant sales business: a refrigerant testing laboratory, a USDOT hydrostatic testing facility for the recertification of refrigerant containers of various sizes, and a refrigerant separation facility for the separation of cross-contaminated (mixed) refrigerants. Each of these operations utilize materials that are classified as hazardous materials and/or hazardous substances.

(c) (i) On April 1, 1999, the Company reported a release at the Company's former facility located at Hillburn, New York facility (the "Hillburn Facility"), of approximately 7,800 lbs. of R-11 refrigerant (the "1999 Release"), as a result of a failed hose connection to one of the Company's outdoor storage tanks allowing liquid R-11 to discharge from the tank into the concrete secondary containment area in which the subject tank was located.

Between April 1999 and May 1999, with the approval of the New York State Department of Environmental Conservation ("DEC"), the Company constructed and put into operation a remediation system at the Company's Hillburn facility to remove R-11 levels in the groundwater under and around the Company's facility.

In September 2000, the Company signed an Order on Consent with the DEC, which was amended in May 2001, whereby the Company agreed to operate the remediation system and perform monthly testing at its Hillburn facility, until remaining groundwater contamination has been effectively abated. In July 2005, the DEC approved a modification of the Order on Consent to reduce the frequency of testing from monthly to quarterly. The Company is continuing to operate the remediation system pursuant to the approved modifications to that Order on Consent and, as of December 31, 2006, the Company has accrued, as an expense in its consolidated financial statements, the costs that the Company believes it will incur in connection with its compliance with the Order on Consent through December 31, 2009. There can be no assurance that additional testing will not be required or that the Company will not incur additional costs and as such, costs in excess of the Company's estimate may have a material adverse effect on the Company financial condition or results of operations.

In May 2000, the Company's Hillburn facility was nominated by the EPA for listing on the National Priorities List ("NPL"), pursuant to CERCLA. The Company submitted opposition to the listing within the sixty-day comment period. In September 2003, the EPA advised the Company that it has no current plans to finalize the process for listing the Hillburn facility on the NPL and that the EPA will not withdraw the proposal of the Hillburn facility on the NPL.

In October 2001, the Company learned that trace levels of R-11 were detected in one of the wells operated by United Water of New York, Inc. ("United") that is in the closest proximity to the Village of Suffern's ("Village") well system. No contamination of R-11 has ever been detected in any of the Village's wells and, since October 2002, the level of R-11 in the United well closest to the Village has been below 1 ppb. In September 2004, the Village advised that it intends to continue performing additional sampling of its wells at a cost of approximately $5,000 per year, and has requested that the Company reimburse the Village for the costs for such sampling. In November 2005, the Village requested reimbursement from the Company of approximately $3,200 for sampling costs through September 2005.

(ii) On July 15, 2004, the Borrower reported the release at it Champaign, Illinois facility of approximately 12,000 lbs. of Refrigerant 500 ("R500") which occurred on July 15, 2004 as a result of a failed hose and fitting. The release was made to the atmosphere with no involvement with land or water. No remedial or cleanup efforts were required.

(iii) Normal operation of the Borrower's equipment results in de minimis releases of refrigerants. EPA regulations permit a loss of up to 1.5% of refrigerant processed during reclamation procedures.

(d) The Borrower has above ground bulk storage tanks used for the storage of refrigerant at the Champaign, Illinois facility. Additionally, the Company stores refrigerants at each of its facilities in cylinders and tanks ranging in size from 30 lbs to 1,000 lbs.

(f) All of the Borrower's facilities, except for the Pearl River, New York and Fremont, New Hampshire facilities, have various refrigerants at the facilities, including Chlorofluorocarbons (CFC's), Hydrochlorofluorocarbons (HCFC's), Hydrofluorocarbons (HFC's). Most refrigerants handled, processed or sold by the Borrower are classified as hazardous materials and some are classified as hazardous substances.

Schedule 5.23

List of Bank and Securities Accounts

1. JP Morgan Chase Bank NA

Balance per GL
HUDSON TECNOLOGIES INC.	As of 5/31/07

Insurance Account #6802090267	$1,743.16

HUDSON TECNOLOGIES COMPANY
Operating Account # 6800828269 (a)	$3,147.73
Payroll Account # 6800828668	$73,214.68
Co Pay Difference Account #6803703033	$8,633.48
HUDSON TECNOLOGIES HOLDINGS INC.
Account # 6800827378	$42.00

2. Keltic Financial F/B/O Hudson Technologies Company #9429286268 $443,577.83

3. M & T Bank - Hudson Technologies, Inc. 401k account - to date, this account has been non contributory by Hudson Technologies, Inc. /Hudson Technologies Company, and all sums on deposit in this account came from payroll deductions from employee participants, except that in December 2006, the Company made a matching contribution of 20% of each participant's contributions up to a maximum of $600, in the total amount of $25,788.52.